Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2017 with respect to the consolidated financial statements and internal control over financial reporting of Energy Transfer Partners, L.P. (renamed Energy Transfer, LP on April 28, 2017) included in the Current Report of Energy Transfer Partners, L.P. on Form 8-K dated May 8, 2017, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

July 10, 2017